Exhibit 99.1

Impac Mortgage Holdings, Inc. Annual Stockholders’ Meeting Tuesday, July 25, 2017

Safe Harbor Statement During this presentation we will make projections or other forward-looking statements in regards to but not limited to GAAP and taxable earnings, cash flows, interest rate and market risk exposure, mortgage production and general market conditions. I would like to refer you to the “Business Risk Factors” in our most recently filed Form 10K filed under the Securities and Exchange Act of 1934. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements. This presentation including outlook and any guidance is effective as of the date given and we expressly disclaim any duty to update the information herein. Non-GAAP Financial Measures This presentation contains operating income excluding changes in contingent consideration (Adjusted Operating Income) as a performance measure, which is considered a non-GAAP financial measure, to further aid our investors in understanding and analyzing our core operating results and comparing them among periods. Adjusted Operating Income excludes certain items that we do not consider part of our core operating results. This non-GAAP financial measure is not intended to be considered in isolation or as a substitute for operating income or net earnings before income taxes, or net earnings prepared in accordance with GAAP. Additional disclosure related to non-GAAP financial measures can be found in the Company’s press releases under Investor Relations-News & Events at www.impaccompanies.com

2016 Overview Total originations of $12.9 billion GAAP net earnings of $46.7 million Adjusted operating income* of $96.9 million From December 31, 2015 to December 31, 2016: Book value per share increased from $11.09 to $14.42 Market capitalization increased from $185.9 million to $224.6 million *Operating income excluding changes in contingent consideration

2016 Total Originations of $12.9B 2014 2015 2016 $2.8 $9.3 $12.9 $0 $2 $4 $6 $8 $10 $12 (in billions)

Mortgage Originations by Channel 2014 2015 2016 Wholesale $598.9 $1,449.2 $1,334.2 Retail $80.3 $5,571.8 $9,670.1 Correspondent $2,169.6 $2,238.0 $1,919.9 $- $2,000.0 $4,000.0 $6,000.0 $8,000.0 $10,000.0 (in millions)

Servicing Portfolio Increased to $12.4B 12/31/2014 12/31/2015 12/31/2016 UPB $2.3 $3.6 $12.4 $- $2.0 $4.0 $6.0 $8.0 $10.0 $12.0 $14.0 (in billions)

2016 Adjusted Operating Income* of $96.9M *Operating income excluding changes in contingent consideration 2014 2015 2016 $(13.2) $33.5 $96.9 $(15.0) $5.0 $25.0 $45.0 $65.0 $85.0 (in millions)

Growth of NonQM Production 2014 2015 2016 2017 (YTD 6/30) $7.0 $132.4 $289.6 $416.7 $- $50.0 $100.0 $150.0 $200.0 $250.0 $300.0 $350.0 $400.0 $450.0 (in millions)

Capital Transactions January 2016 - Converted $20 million of debt (originally issued in 2014) into common stock, increasing book value by $20 million September 2016 - Completed a successful over-subscribed public offering, providing net proceeds to the Company of approximately $42.6 million March 2017 - Paid off a $30 million working line of credit and replaced it with an mortgage servicing rights financing facility April 2017 - Completed a successful $56 million common stock registered direct offering. The net proceeds to the Company were approximately $55.4 million May 2017 - Exchanged $8.5 million trust preferred debt at a discount to par, saving annual interest expense of approximately $400,000

2017 Looking Ahead Continue grow NonQM production Continue to increase servicing portfolio Invest in technology

This concludes my prepared remarks, thank you for attending Impac Mortgage Holdings, Inc. 2017 Annual Stockholders’ Meeting.